Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-179331

Prospectus Supplement No. 6

(to Prospectus dated July 19, 2012, as supplemented by Prospectus Supplement No. 1 dated August 16, 2013, Prospectus Supplement No. 2 dated August 16, 2013, Prospectus Supplement No. 3 dated August 16, 2013, Prospectus Supplement No. 4 dated August 16, 2013 and Prospectus Supplement No. 5 dated August 16, 2013)

BRAINSTORM CELL THERAPEUTICS INC.

19,818,972 Shares of Common Stock

Warrants to Purchase 14,864,229 Shares of Common Stock

and

14,864,229 Shares of Common Stock Underlying Warrants

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated July 19, 2012 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2013 (the “Form 10-Q”).

Our common stock is traded on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol “BCLI”. On November 12, 2013, the last reported sales price for our common stock was $0.18 per share. We do not intend to list the warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the warrants.

Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 4 of the Prospectus, as supplemented or amended by the prospectus supplements filed to date, to read about factors you should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is November 14, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2013

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to ___________________

Commission File Number 000-54365

BRAINSTORM CELL THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8133057
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

605 Third Avenue, 34th Floor
New York, NY 10158
(Address of principal executive offices)

(646) 666-3188
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 12, 2013, the number of shares outstanding of the registrant’s Common Stock, $0.00005 par value per share, was 176,263,587.

TABLE OF CONTENTS
Page
Number
PART I

Item 1. Financial Statements	3
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	34
Item 3. Quantitative and Qualitative Disclosures About Market Risk	41
Item 4. Controls and Procedures	41

PART II

Item 1. Legal Proceedings	42
Item 1A. Risk Factors	42
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	43
Item 5. Other Information	43
Item 6. Exhibits	43

PART I: FINANCIAL INFORMATION

SPECIAL NOTE

Unless otherwise specified in this quarterly report on Form 10-Q, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

Item 1. Financial Statements.

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2013

UNAUDITED

U.S. DOLLARS IN THOUSANDS

3

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2013

UNAUDITED

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Consolidated Balance Sheets	5

Consolidated Statements of Operations	6

Statements of Changes in Stockholders' Equity (Deficiency)	7-15

Consolidated Statements of Cash Flows	16-17

Notes to Consolidated Financial Statements	18 - 33

4

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands
(Except share data)

	September 30,	December 31,
	2013	2012
	Unaudited	Audited
ASSETS

Current Assets:
Cash and cash equivalents	329	1,317
Short-term deposit	4,786	2,769
Account receivable	502	742
Prepaid expenses	55	46
Total current assets	5,672	4,874

Long-Term Assets:
Prepaid expenses	28	17
Severance payment fund	245	172
Total long-term assets	273	189

Property and Equipment, Net	267	247

Total assets	6,212	5,310

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Trade payables	446	358
Accrued expenses	710	605
Other accounts payable	230	176
Total current liabilities	1,386	1,139

Accrued Severance Pay	291	189

Total liabilities	1,677	1,328

Stockholders' Equity:
Stock capital: (Note 6)	8	7
Common stock of $0.00005 par value - Authorized: 800,000,000 shares at
   September 30, 2013 and December 31, 2012; Issued and outstanding:
   176,243,587 and 150,085,035 shares at September 30, 2013 and December 31,
   2012 respectively.

Additional paid-in-capital	55,717	51,483
Deficit accumulated during the development stage	(51,190)	(47,508)
Total stockholders' equity	4,535	3,982

Total liabilities and stockholders' equity	6,212	5,310

The accompanying notes are an integral part of the consolidated financial statements.

5

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands
(Except share data)

					Period from
					September 22,
					2000 (inception
	Nine months ended		Three months ended		date) through
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013
	Unaudited		Unaudited		Unaudited

Operating costs and expenses:

Research and development, net	$2,068	$1,486	$804	$732	$28,257
General and administrative	1,574	1,397	272	440	20,325

Total operating costs and expenses	3,642	2,883	1,076	1,172	48,582

Financial expenses (income), net	21	(37)	5	(22)	2,475
Other income	-	-	-	-	(132)

Operating loss	3,663	2,846	1,081	1,150	50,925

Taxes on income	19	5	1	-	101

Loss from continuing operations	3,682	2,851	1,082	1,150	51,026

Net loss from discontinued operations	-	-	-	-	164

Net loss	$3,682	$2,851	$1,082	$1,150	$51,190
Basic and diluted net loss per share from continuing operations	$0.02	$0.02	$0.01	$0.01

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	152,094,266	133,403,123	164,223,127	145,407,840

The accompanying notes are an integral part of the consolidated financial statements.

6

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

						Deficit accumulated	Total
	Common stock			Additional paid-in	Deferred Stock - based	during the development	stockholders' equity
	Number	Amount		capital	compensation	stage	(deficiency)

Balance as of September 22, 2000 (date of inception) (unaudited)	-		$-	$-	$-	$-	$-

Stock issued on September 22, 2000 for cash at $0.00188 per share	8,500,000		1	16	-	-	17
Stock issued on March 31, 2001 for cash at $0.0375 per share	1,600,000	*	-	60	-	-	60
Contribution of capital	-		-	8	-	-	8
Net loss	-		-	-	-	(17)	(17)

Balance as of March 31, 2001 (unaudited)	10,100,000		1	84	-	(17)	68

Contribution of capital	-		-	11	-	-	11
Net loss	-		-	-	-	(26)	(26)
Balance as of March 31, 2002 (unaudited)	10,100,000		1	95	-	(43)	53

Contribution of capital	-		-	15	-	-	15
Net loss	-		-	-	-	(47)	(47)
Balance as of March 31, 2003 (unaudited)	10,100,000		1	110	-	(90)	21

2-for-1 stock split	10,100,000	*	-	-	-	-	-
Stock issued on August 31, 2003 to purchase mineral option at $0.065 per share	100,000	*	-	6	-	-	6
Cancellation of shares granted to Company's President	(10,062,000)	*	-	* -	-	-	-
Contribution of capital	-	*	-	15	-	-	15
Net loss	-		-	-	-	(73)	(73)
Balance as of March 31, 2004 (unaudited)	10,238,000		$1	$131	$-	$(163)	$(31)

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

7

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

				Additional	Deferred	Deficit accumulated during the	Total stockholders'
	Common stock			paid-in	Stock - based	development	equity
	Number	Amount		capital	compensation	stage	(deficiency)

Balance as of March 31, 2004	10,238,000		$1	$131	$-	$(163)	$(31)

Stock issued on June 24, 2004 for private placement at $0.01 per share, net of $25,000 issuance expenses	8,510,000	*	-	60	-	-	60
Contribution capital	-		-	7	-	-	7
Stock issued in 2004 for private placement at $0.75 per unit	1,894,808	*	-	1,418	-	-	1,418
Cancellation of shares granted to service providers	(1,800,000)	*	-		-	-	-
Deferred stock-based compensation related to options granted to employees	-		-	5,979	(5,979)	-	-
Amortization of deferred stock-based compensation related to shares and options granted to employees	-		-	-	584	-	584
Compensation related to shares and options granted to service providers	2,025,000	*	-	17,506	-	-	17,506
Net loss	-		-	-	-	(18,840)	(18,840)

Balance as of March 31, 2005	20,867,808		$1	$25,101	$(5,395)	$(19,003)	$704

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

8

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

						Deficit accumulated	Total
				Additional	Deferred	during the	stockholders'
	Common stock			paid-in	Stock - based	development	equity
	Number	Amount		capital	compensation	stage	(deficiency)
Balance as of March 31, 2005	20,867,808		$1	$25,101	$(5,395)	$(19,003)	$704
Stock issued on May 12, 2005 for private placement at $0.8 per share	186,875	*	-	149	-	-	149
Stock issued on July 27, 2005 for private placement at $0.6 per share	165,000	*	-	99	-	-	99
Stock issued on September 30, 2005 for private placement at $0.8 per share	312,500	*	-	225	-	-	225
Stock issued on December 7, 2005 for private placement at $0.8 per share	187,500	*	-	135	-	-	135
Forfeiture of options granted to employees	-		-	(3,363)	3,363	-	-
Deferred stock-based compensation related to shares and options granted to directors and employees	200,000	*	-	486	(486)	-	-
Amortization of deferred stock-based compensation related to options and shares granted to employees and directors	-		-	51	1,123	-	1,174
Stock-based compensation related to options and shares granted to service providers	934,904	*	-	662	-	-	662
Reclassification due to application of ASC 815-40-25 (formerly EITF 00-19)	-		-	(7,906)			(7,906)
Beneficial conversion feature related to a convertible bridge loan	-		-	164	-	-	164
Net loss	-		-	-	-	(3,317)	(3,317)
Balance as of March 31, 2006	22,854,587		$1	$15,803	$(1,395)	$(22,320)	$(7,911)
Elimination of deferred stock compensation due to implementation of ASC 718-10 (formerly SFAS 123(R))	-		-	(1,395)	1,395	-	-
Stock-based compensation related to shares and options granted to directors and employees	200,000	*	-	1,168	-	-	1,168
Reclassification due to application of ASC 815-40-25 (formerly EITF 00-19)	-		-	7,191	-	-	7,191
Stock-based compensation related to options and shares granted to service providers	1,147,225		-	453	-	-	453
Warrants issued to convertible note holder	-		-	11	-	-	11
Warrants issued to loan holder	-		-	110	-	-	110
Beneficial conversion feature related to convertible bridge loans	-		-	1,086	-	-	1,086
Net loss	-		-	-	-	(3,924)	(3,924)
Balance as of December 31, 2006	24,201,812		$1	$24,427	$-	$(26,244)	$(1,816)

* Represents an amount less than $1.
  The accompanying notes are an integral part of the consolidated financial statements.

9

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

						Deficit accumulated	Total
				Additional	Deferred	during the	stockholders'
	Common stock			paid-in	Stock - based	development	equity
	Number	Capital		compensation	stage	stage	(deficiency)
Balance as of December 31, 2006	24,201,812		$1	$24,427	$-	$(26,244)	$(1,816)
Stock-based compensation related to options and shares granted to service providers	544,095			1,446	-	-	1,446
Warrants issued to convertible note holder	-		-	109	-	-	109
Stock-based compensation related to shares and options granted to directors and employees	200,000	*	-	1,232	-	-	1,232
Beneficial conversion feature related to convertible loans	-		-	407	-	-	407
Conversion of convertible loans	725,881	*	-	224	-	-	224
Exercise of warrants	3,832,621	*	-	214	-	-	214
Stock issued for private placement at $0.1818 per unit, net of finder's fee	11,500,000		1	1,999	-	-	2,000
Net loss	-		-	-	-	(6,244)	(6,244)

Balance as of December 31, 2007	41,004,409		$2	$30,058	$-	$(32,488)	$(2,428)
Stock-based compensation related to options and stock granted to service providers	90,000		-	33	-	-	33
Stock-based compensation related to stock and options granted to directors and employees	-		-	731	-	-	731
Conversion of convertible loans	3,644,610	*	-	1,276	-	-	1,276
Exercise of warrants	1,860,000	*	-	-	-	-	-
Exercise of options	17,399	*	-	3	-	-	3
Stock issued for private placement at $0.1818 per unit, net of finder's fee	8,625,000		1	1,499	-	-	1,500
Subscription of shares for private placement at $0.1818 per unit	-		-	281	-	-	281
Net loss	-		-	-	-	(3,472)	(3,472)
Balance as of December 31, 2008	55,241,418		$3	$33,881	$-	$(35,960)	$(2,076)

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

10

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

	Common stock			Additional paid-in	Deferred stock - based	Deficit accumulated during the development	Total stockholders' equity
	Number		Amount	capital	compensation	stage	(deficiency)

Balance as of December 31, 2008	55,241,418		$3	$33,881	$-	$(35,960)	$(2,076)

Stock-based compensation related to options and stock granted to service providers	5,284,284	*		775	-	-	775
Stock-based compensation related to stock and options granted to directors and employees	-		-	409	-	-	409
Conversion of convertible loans	2,500,000	*		200	-	-	200
Exercise of warrants	3,366,783	*		-	-	-	-
Stock issued for amendment of private placement	9,916,667		1	-	-	-	1
Subscription of shares	-		-	729	-	-	729
Net loss	-		-	-	-	$(1,781)	(1,781)
Balance as of December 31, 2009	76,309,152		$4	$35,994	$-	$(37,741)	$(1,743)

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

11

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

						Deficit
						accumulated	Total
	Common stock			Additional paid-in	Deferred Stock - based	during the development	stockholders' equity
	Number	Amount		capital	compensation	stage	(deficiency)
Balance as of December 31, 2009	76,309,152		$4	$35,994	$-	$(37,741)	$(1,743)
Stock-based compensation related to options and stock granted to service providers	443,333	*	-	96	-	-	96
Stock-based compensation related to stock and options granted to directors and employees	466,667	*	-	388	-	-	388
Stock issued for amendment of private placement	7,250,000		1	1,750	-	-	1,751
Conversion of convertible note	402,385	*	-	135	-	-	135
Conversion of convertible loans	1,016,109	*	-	189	-	-	189
Issuance of shares	2,475,000			400			400
Exercise of options	1,540,885	*	-	77	-	-	77
Exercise of warrants	3,929,446	*	-	11	-	-	11
Subscription of shares for private placement at $0.12 per unit			-	455	-	-	455
Conversion of trade payable to stock			-	201	-	-	201
Issuance of shares on account of previously subscribed shares	2,000,001	*	-	-	-	-	-
Net loss						(2,419)	(2,419)

Balance as of December 31, 2010	95,832,978		$5	$39,696	$-	$(40,160)	$(459)

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

12

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
U.S. dollars in thousands
(Except share data)

					Deficit
					Accumulated	Total
	Common stock		Additional paid-in	Deferred Stock - based	during the development	stockholders' equity
	Number	Amount	capital	compensation	Stage	(deficiency)

Balance as of December 31, 2010	95,832,978	$5	$39,696	$-	$(40,160)	$(459)

Stock-based compensation related to options and stock granted to service providers	474,203	-	449	-	-	449
Stock-based compensation related to stock and options granted to directors and employees	2,025,040	-	1,135	-	-	1,135
Conversion of convertible note	755,594	-	140	-	-	140
Exercise of options	1,648,728	-	243	-	-	243
Exercise of warrants	1,046,834	-	272	-	-	272
Issuance of shares for private placement	14,160,933	1	3,601	-	-	3,602
Issuance of shares on account of previously subscribed shares	10,499,999	-	24	-	-	24
Net loss	-	-	-	-	(3,918)	(3,918)

Balance as of December 31, 2011	126,444,309	$6	$45,560	$-	$(44,078)	$1,488

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

13

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands
(Except share data)

						Deficit
						accumulated
				Additional	Deferred	during the	Total
	Common stock			paid-in	Stock - based	development	stockholders'
	Number	Amount		capital	compensation	stage	equity

Balance as of December 31, 2011	126,444,309		$6	$45,560	$-	$(44,078)	$1,488

Stock-based compensation related to options and stock granted to service providers	794,423		-	195	-	-	195
Stock-based compensation related to stock and options granted to directors and employees	885,000		-	560	-	-	560
Exercise of options	1,182,606	*		137	-	-	137
Exercise of warrants	959,729	*		9	-	-	9
Issuance of shares for private placement	19,818,968		1	5,022		-	5,023
Net loss	-		-	-	-	(3,430)	(3,430)

Balance as of December 31, 2012	150,085,035		$7	$51,483	$-	$(47,508)	$3,982

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

14

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands
(Except share data)

					Deficit
					accumulated
			Additional	Deferred	during the	Total
	Common stock		paid-in	Stock - based	development	stockholders'
	Number	Amount	capital	compensation	stage	equity

Balance as of December 31, 2012	150,085,035	$7	$51,483	$-	$(47,508)	$3,982

Stock-based compensation related to options and stock granted to service providers	809,696		183	-	-	183
Stock-based compensation related to stock and options granted to directors and employees	760,000		439	-	-	439
Issuance of shares for public offering	23,529,411	1	3,325	-	-	3,326
Issuance of shares for private placement	833,334	-	250	-	-	250
Conversion of convertible loans	126,111	-	30	-	-	30
Exercise of options	100,000	-	7	-	-	7
Net loss	-	-	-	-	(3,682)	(3,682)

Balance as of September 30, 2013	176,243,587	8	55,717	-	(51,190)	4,535

* Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

15

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
(Except share data)

					Period from
					September 22,
					2000 (inception
	Nine months ended		Three months ended		date) through
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013(*)
	Unaudited		Unaudited		Unaudited

Cash flows from operating activities:

Net loss	$(3,682)	$(2,851)	$(1,082)	$(1,150)	$(51,190)
Less - loss for the period from discontinued operations	-	-	-	-	164
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of deferred charges	77	116	27	40	1,235
Severance pay, net	29	6	22	5	46
Accrued interest on loans	-	-	-	-	451
Amortization of discount on short-term loans	-	-	-	-	1,864
Change in fair value of options and warrants	-	-	-	-	(795)
Expenses related to shares and options granted to service providers	213	46	11	38	21,894
Amortization of deferred stock-based compensation related to options granted to employees	439	440	(75)	127	7,820
Decrease (increase) in accounts receivable and prepaid expenses	231	(121)	198	56	(557)
Increase (decrease) in trade payables and convertible note	88	(50)	73	(321)	919
Increase in other accounts payable and accrued expenses	159	175	113	131	1,446
Erosion of restricted cash	-	-	-	-	(6)

Net cash used in continuing operating activities	(2,446)	(2,239)	(713)	(1,074)	(16,709)

Net cash used in discontinued operating activities	-	-	-	-	(23)

Total net cash used in operating activities	$(2,446)	$(2,239)	$(713)	$(1,074)	$(16,732)

The accompanying notes are an integral part of the consolidated financial statements.

16

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
(Except share data)

					Period from
					September 22,
					2000 (inception
	Nine months ended		Three months ended		date) through
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013
	Unaudited		Unaudited		Unaudited

Cash flows from investing activities:
Purchase of property and equipment	(97)	(75)	(31)	(14)	(1,320)
Restricted cash	-	-	-	-	6
Changes in short-term deposit	(2,017)	-	(3,006)	-	(4,786)
Investment in lease deposit	(11)	-	(2)	-	(28)
Net cash used in continuing investing activities	(2,125)	(75)	(3,039)	(14)	(6,128)
Net cash used in discontinued investing activities	-	-	-	-	(16)

Total net cash used in investing activities	$(2,125)	$(75)	$(3,039)	$(14)	$(6,144)

Cash flows from financing activities:
Proceeds from issuance of Common stock, net	3,576	5,028	3,326	5,028	20,918
Proceeds from loans, notes and issuance of warrants, net	-	-	-	-	2,061
Proceeds from exercise of warrants and options	7	146	-	-	784
Repayment of short-term loans	-	-	-	-	(601)

Net cash provided by continuing financing activities	3,583	5,174	3,326	5,028	23,162
Net cash provided by discontinued financing activities	-	-	-	-	43
Total net cash provided by financing activities	$3,583	$5,174	$3,326	$5,028	$23,205

Increase (decrease) in cash and cash equivalents	(988)	2,860	(426)	3,940	329
Cash and cash equivalents at the beginning of the period	1,317	1,923	755	843	-

Cash and cash equivalents at end of the period	$329	$4,783	$329	$4,783	$329

The accompanying notes are an integral part of the consolidated financial statements.

17

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 1  -  GENERAL

A.	Brainstorm Cell Therapeutics Inc. (formerly: Golden Hand Resources Inc. - the "Company") was incorporated in the State of Washington on September 22, 2000.

B.
On May 21, 2004, the former major stockholders of the Company entered into a purchase agreement with a group of private investors, who purchased from the former major stockholders 6,880,000 shares of the then issued and outstanding 10,238,000 shares of Common Stock.

C.
On July 8, 2004, the Company entered into a licensing agreement with Ramot of Tel Aviv University Ltd. ("Ramot"), to acquire certain stem cell technology (see Note 4). Subsequent to this agreement, the Company decided to focus on the development of novel cell therapies for neurodegenerative diseases based on the acquired technology and research to be conducted and funded by the Company.

Following the licensing agreement dated July 8, 2004, the management of the Company decided to abandon all old activities related to the sale of the digital data recorder product. The discontinuation of this activity was accounted for under the provision of Statement of Financial Accounting Standard ASC 360-10, "Accounting for the Impairment or Disposal of Long-Lived Assets".

D.	On October 25, 2004, the Company formed a wholly-owned subsidiary in Israel, Brainstorm Cell Therapeutics Ltd. ("BCT").

E.
On November 18, 2004, the Company changed its name from Golden Hand Resources Inc. to Brainstorm Cell Therapeutics Inc. to better reflect its new line of business in the development of novel cell therapies for neurodegenerative diseases. BCT, as defined above, owns all operational property and equipment.

The Common Stock is registered and publicly traded on the OTC Markets Group service of the National Association of Securities Dealers, Inc. under the symbol BCLI.

F.	On September 17, 2006, the Company changed the Company's fiscal year-end from March 31 to December 31.

G.	In December 2006, the Company changed its state of incorporation from Washington to Delaware.

H.
Since its inception, the Company has devoted substantially all of its efforts to research and development, recruiting management and technical staff, acquiring assets and raising capital. In addition, the Company has not generated revenues. Accordingly, the Company is considered to be in the development stage, as defined in "Accounting and reporting by development Stage Enterprises" ASC 915-10.

I.
In October 2010, the Israeli Ministry of Health (“MOH”) granted clearance for a Phase I/II clinical trial using the Company’s autologous NurOwn stem cell therapy in patients with amyotrophic lateral sclerosis (”ALS”), subject to some additional process specifications as well as completion of the sterility validation study for tests performed.

On February 23, 2011, the Company submitted, to the MOH, all the required documents. Following approval of the MOH, a Phase I/II clinical study for ALS patients using the Company’s autologous NurOwn stem cell therapy (the “Clinical Trial”) was initiated in June 2011.

J.	In February 2011, the U.S. Food and Drug Administration (“FDA”) granted orphan drug designation to the Company’s NurOwn autologous adult stem cell product for the treatment of ALS.

18

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 1 -	GENERAL (Cont.):

K.	On February 19, 2013, Brainstorm Ltd established a wholly-owned subsidiary, Brainstorm Cell Therapeutics UK Ltd. (“Brainstorm UK”). Brainstorm UK will act on behalf of the parent Company in the EU.

L.
On February 21, 2013, Brainstorm UK filed a request for Orphan Medicinal Product Designation by the European Medicine Agency (EMA) for its Autologous Bone Marrow derived Mesenchyme Stromal cells Secreting Neurotropic factors (MSC-NTF, NurOwn).

M.
On April 8, 2013, the Company entered into an agreement with Dana-Farber Cancer Institute (“Dana-Farber”) to provide cGMP-compliant clean room facilities for production of the Company’s NurOwn™ stem cell candidate during its upcoming Phase II ALS trial in the United States. The Company’s Phase II trial, to be launched in the second half of 2013 pending FDA approval, will be conducted at Massachusetts General Hospital (“MGH”), the University of Massachusetts (“UMass”) Hospital and the Mayo Clinic. The Connell and O'Reilly Cell Manipulation Core Facility at Dana-Farber will produce NurOwn for the MGH and UMass Hospital clinical sites.

N.
On April 18, 2013, the stockholders of the Company authorized the Board of Directors of the Company, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock by a ratio of between 1-for-10 and 1-for-20, inclusive, without further approval or authorization of the Company’s stockholders.

O.	On July 17, 2013, the European Commission granted Orphan Drug Designation to the Company’s NurOwn autologous adult stem cell product for the treatment of ALS.

P.
On September 27, 2013, the Company recently completed treatment of the 12 patients in its ALS Phase IIa dose-escalating clinical trial with the Company’s NurOwn™ technology. The complete and final statistical analysis of the data is expected to be available after 6 months of follow up with the patients. The Company has been informed that one patient in the study expired due to a medical condition unrelated to the Clinical Trial.

The Clinical Trial is being performed at Hadassah Medical Center in Jerusalem, Israel, under the direction of Prof. Dimitrios Karussis, M.D., Ph.D., head of Hadassah's Multiple Sclerosis Center and a member of the International Steering Committees for Bone Marrow and Mesenchymal Stem Cells Transplantation in Multiple Sclerosis (MS). The study is designed to establish the safety and preliminary efficacy of NurOwn at increasing dosages.

GOING CONCERN:

As reflected in the accompanying financial statements, the Company’s operations for the nine months ended September 30, 2013, resulted in a net loss of $3,682. The Company’s balance sheet reflects an accumulated deficit of $51,190. These conditions, together with the fact that the Company is a development stage Company and has no revenues nor are revenues expected in the near future, raise substantial doubt about the Company's ability to continue to operate as a going concern. The Company’s ability to continue operating as a “going concern” is dependent on several factors, among them is its ability to raise sufficient additional working capital.

In 2009, the Company decided to focus only on the effort to commence clinical trials for ALS and such trials did commence in 2011.

In July 2012, the Company raised $5.7 million, gross, in a public offering (See Note 6B (i)). In August 2013, the Company raised $4 million, gross, in a public offering (See Note 6B(j)). However, there can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

19

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2012 are applied consistently in these financial statements.

NOTE 3 -	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in a condensed format and include the consolidated financial operations of the Company and its wholly-owned subsidiary as of September 30, 2013 and for the three months then ended, in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2013, are not necessarily indicative of the results that may be expected for the year ended December 31, 2013.

NOTE 4 -	RESEARCH AND LICENSE AGREEMENT

The Company has a Research and License Agreement, as amended and restated, with Ramot. The Company obtained a waiver and release from Ramot pursuant to which Ramot agreed to an amended payment schedule regarding the Company's payment obligations under the Research and License Agreement and waived all claims against the Company resulting from the Company's previous defaults and non-payment under the Research and License Agreement. The waiver and release amended and restated the original payment schedule under the original agreement providing for payments during the initial research period and additional payments for any extended research period.

As of December 24, 2009, the Company had paid to Ramot $400 but did not make payments totaling $240 for the initial research period and payments totaling $380 for the extended research period.

On December 24, 2009, the Company and Ramot entered into a settlement agreement which amended the Research and License Agreement, as amended and restated pursuant to which, among other things, the following matters were agreed upon:

a)
Ramot released the Company from its obligation to fund the extended research period in the total amount of $1,140. Therefore, the Company reversed an amount in 2009, equal to $760, from it research and development expenses that were previously expensed.

b)
Past due amounts of $240 for the initial research period plus interest of $32 owed by the Company to Ramot was converted into 1,120,000 shares of common stock on December 30, 2009. Ramot was required to deposit the shares with a broker and only sell the shares in the open market after 185 days from the issuance date.

c)
In the event that the total proceeds generated by sales of the shares on December 31, 2010, together with the March 31, 2010 payment, were less than $240 on or prior to December 31, 2010, then on such date the Company would pay to Ramot the difference between the proceeds that Ramot has received from sales of the shares up to such date together with the September Payment (if any) that has been transferred to Ramot up to such date, and $240.  Related compensation in the amount of $51 was recorded as research and development expenses.

In January 2011, Ramot sold an additional 167,530 shares of Common Stock of the Company, for $35, which finalized the sale of the 1,120,000 Common Stock of the Company granted to Ramot for $235. In February 2011, the Company paid the remaining $5 and finalized the balance due to Ramot according to the settlement agreement between the parties dated December 24, 2009.

20

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 4 -	RESEARCH AND LICENSE AGREEMENT (Cont.)

The Company is to pay Ramot royalties on Net Sales on a Licensed Product by Licensed Product and jurisdiction by jurisdiction basis as follow:

a)
So long as the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is covered by a Valid Claim or is covered by Orphan Drug Status in such jurisdiction – 5% of all Net Sales.

b)
In the event the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is not covered by a Valid Claim and not covered by Orphan Drug status in such jurisdiction – 3% of all Net Sales until the expiration of 15 years from the date of the First Commercial Sale of such Licensed Product in such jurisdiction.

NOTE 5 -	CONSULTING AGREEMENTS

A.
On July 8, 2004, the Company entered into two consulting agreements with Prof. Eldad Melamed and Dr. Daniel Offen (together, the "Consultants"), under which the Consultants provide the Company scientific and medical consulting services in consideration for a monthly payment of $6 each. In addition, the Company granted each of the Consultants, a fully vested warrant to purchase 1,097,215 shares of Common Stock at an exercise price of $0.01 per share. The warrants issued pursuant to the agreement were issued to the Consultants effective as of November 4, 2004. Each of the warrants is exercisable for a seven-year period beginning on November 4, 2005. As of September 2010, all the above warrants had been exercised. In June 2012 an amendment was signed with Dr. Daniel Offen, according to which the company pays Daniel Offen a monthly payment of $6, out of which $3 in cash and $3 by grant of Company stock.

B.
On December 16, 2010, the Company approved a grant of 1,100,000  shares of the Company's Common Stock to the two Consultants, for services rendered through December 31, 2010. Related compensation in the amount of $220 was recorded as research and development expense. A sum of $487 was cancelled concurrently with the issuance of the 1,100,000 shares of Common Stock of the Company.

C.
On June 27, 2011, the Company approved an additional grant of 400,000  shares of the Company's Common Stock to Prof. Daniel Offen, for services rendered through December 31, 2009. Related compensation in the amount of $192 was recorded as research and development expense.

D.
On August 1, 2012, the Company approved an additional grant of 623,077  shares of the Company's Common Stock to the Consultants, for services rendered from January 1, 2011 through June 30, 2012. Related compensation in the amount of $162 was recorded as research and development expense.

E.
On January 16, 2013, the Company granted the Consultants an aggregate of 216,000 shares of Common Stock for their services from January 1, 2012 through December 31, 2012. Related compensation in the amount of $54 was recorded as research and development expense.

21

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6   -     STOCK CAPITAL

A.       The rights of Common Stock are as follows:

Holders of Common Stock have the right to receive notice to participate and vote in general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company and the right to receive dividends, if declared.

The Common Stock is registered and publicly traded on the OTC Markets Group service of the National Association of Securities Dealers, Inc. under the symbol BCLI.

B.        Issuance of shares, warrants and options:

1.       Private placements and public offering:

(a)       During 2004 and 2005 the Company issued, in separate transactions, 8,861,875 shares of Common Stock of the Company for total proceeds of $308.

(b)      On February 23, 2005, the Company completed a private placement for sale of 1,894,808 units for total proceeds of $1,418. Each unit consisted of one share of Common Stock and a three-year warrant to purchase one share of Common Stock at $2.50 per share. This private placement was consummated in three tranches which closed in October 2004, November 2004 and February 2005. All warrants are no longer valid.

(c)       On August 11, 2005, the Company signed a private placement agreement with investors for the sale of up to 1,250,000 units at a price of $0.80 per unit. Each unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock at $1.00 per share. The warrants were exercisable for a period of three years from issuance. On September 30, 2005, the Company sold 312,500 units for total net proceeds of $225. On December 7, 2005, the Company sold 187,500 units for total net proceeds of $135. All warrants are no longer valid.

(d)      In July 2007, the Company entered into an investment agreement, that was amended in August 2009, according to which for an aggregate subscription price of up to $5 million, the Company issued 41,666,667 shares of Common Stock and a warrant to purchase 10,083,333 shares of the Company's common stock at an exercise price of $0.20 per share and a warrant to purchase 20,166,667 shares of common stock at an exercise price of $0.29 per share. The warrants may be exercised at any time and expire on November 5, 2013. In May 2012 the warrants were extended by additional 18 months, through May 5, 2015.

In January 2011, the Company and an investor signed an agreement to balance the remaining amount due to the investor, totaling $22, against the remaining balance of the investment and the Company issued the above shares and warrants.

In addition, the Company issued an aggregate of 1,250,000 shares of Common Stock to a related party as an introduction fee for the investment. As of the balance sheet date, no warrants have been exercised.

22

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6   -     STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

1.       Private placements and public offering: (Cont.)

(e)      In January 2010, the Company issued 1,250,000 units to a private investor for total proceeds of $250. Each unit consisted of one share of Common Stock and a two-year warrant to purchase one share of Common Stock at $0.50 per share. All warrants are no longer valid.

(f)       In February 2010, the Company issued 6,000,000 shares of Common Stock to three investors (2,000,000 to each investor) and warrants to purchase an aggregate of 3,000,000 shares of Common Stock (1,000,000 to each investor) with an exercise price of $0.50 for aggregate proceeds of $1,500 ($500 each).

(g)       In February 2011, the Company issued 833,333 shares of Common Stock, at a price of $0.30 per share, and a warrant to purchase 641,026 shares of the Company's Common Stock at an exercise price of $0.39 per share exercisable for one year for total proceeds of $250. The warrants are no longer valid.

(h)      On February 23, 2011, the Company entered into an investment agreement, pursuant to which the Company agreed to sell up to 12,815,000 shares of Common Stock, for an aggregate subscription price of up to $3.6 million and warrants to purchase up to 19,222,500 shares of Common Stock as follows: warrant to purchase 12,815,000 shares of Common Stock at $0.5 per share for two years, and warrants to purchase 6,407,500 shares of Common Stock at $0.28 per share for one year, out of which 946,834 were exercised, and 5,460,666 were cancelled.

In addition, the Company agreed to pay 10% of the funds received for the distribution services received, out of this amount, 4% was be paid in stock and the remaining 6% in cash. Accordingly, in March 2011, the Company issued 512,600 shares of Common Stock and paid $231.

(I)      On July 17, 2012, the Company raised $5.7 million gross proceeds through a public offering (“Public Offering”) of its common stock. The Company issued a total of 19,818,968 common stock of $0.00005 par value, ($0.29 per share) and 14,864,228 warrants to purchase 0.75 shares of Common Stock for every share purchased in the Public Offering, at an exercise price of $0.29 per share. The Warrants are exercisable until the 30 month anniversary of the date of issuance. After deducting closing costs and fees, the Company received net proceeds of approximately $4.9 million.

The Company paid to the Placement Agency, Maxim Group LLC (the “Placement Agent”) a cash fee equal to 6% of the gross proceeds of the Public Offering and a corporate finance fee of 1% of the gross proceeds of the Public Offering. In addition, the Company issued to the Placement Agent a two year warrant to purchase up to 493,966 shares of Common Stock (equal to 3% of the number of shares sold in the Public Offering), with an exercise price equal to  $0.348 (120% of the Public offering price). The Warrants are exercisable until the 30 month anniversary of the date of issuance. In addition, the Company issued to Leader Underwriters (1993) Ltd, warrants to purchase 232,758 shares of Common stock, at an exercise price of $0.29 per share. The warrants are exercisable until the 30 month anniversary of the date of issuance.

23

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

1.       Private placements and public offering: (Cont.)

(j)       On August 16, 2013, the Company raised $4 million gross proceeds through a public offering (“Public Offering”) of its common stock. The Company issued a total of 23,529,411 common stock of $0.00005 par value, ($0.17 per share) and 17,647,058 warrants to purchase 0.75 shares of Common Stock for every share purchased in the Public Offering, at an exercise price of $0.25 per share. The Warrants are exercisable until the 36 month anniversary of the date of issuance. The Warrants also include, subject to certain exceptions, full ratchet anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, which would result in an adjustment to the exercise price of the Warrants. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants. After deducting closing costs and fees, the Company received net proceeds of approximately $3.3 million.

(k)      On February 7, 2013, the Company issued 833,334 units to a private investor for total proceeds of $250. Each unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock at $0.50 per share exercisable for 32 months.

On November 25, 2004, the Company's stockholders approved the 2004 Global Stock Option Plan and the Israeli Appendix thereto (which applies solely to participants who are residents of Israel) and on March 28, 2005, the Company's stockholders approved the 2005 U.S. Stock Option and Incentive Plan, and the reservation of 9,143,462 shares of Common Stock for issuance in the aggregate under these stock plans.

Each option granted under the plans is exercisable until the earlier of ten years from the date of grant of the option or the expiration dates of the respective option plans. The 2004 and 2005 options plans will expire on November 25, 2014 and March 28, 2015, respectively. The exercise price of the options granted under the plans may not be less than the nominal value of the shares into which such options are exercised. The options vest primarily over three years. Any options that are canceled or forfeited before expiration become available for future grants.
In June 2008, June 2011 and in June 2012, the Company's stockholders approved increases in the number of shares of common stock available for issuance under these stock option plans by 5,000,000, 5,000,000 and 9,000,000 shares, respectively.

From 2005 through 2009, the Company granted its directors options to purchase 800,000 (in total) shares of Common Stock of the Company at an exercise price of $0.15 per share. The options are fully vested and will expire after 10 years.

24

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

2.       Share-based compensation to employees and to directors:

(a)     Options to employees and directors:

On June 22, 2006, the Company entered into an amendment to the Company's option agreement with two of its employees. The amendment changed the exercise price of 270,000 options granted to them from $0.75 to $0.15 per share. The excess of the fair value resulting from the modification, in the amount of $2, was recorded as general and administration expense over the remaining vesting period of the options.

On October 23, 2007, the Company granted to its former Chief Executive Officer an option to purchase 1,000,000 shares of Common Stock at an exercise price of $0.87 per share. On November 5, 2008, the Company amended the exercise price to $0.15 per share. The option is fully vested and expires after 10 years. The total compensation related to the option is $737, which was recorded as general and administrative expense. The options were all exercised for $150.

On June 29, 2009, the Company granted to its former Chief Executive Officer and director an option to purchase 1,000,000 shares of Common Stock at an exercise price of $0.067 per share. The option vests with respect to 1/3 of the shares subject to the option on each anniversary of the date of grant and expires after 10 years. Out of which 483,333 were exercised for $32 and 516,667 were cancelled.

The total compensation related to the option is $68, which is amortized over the vesting period as general and administrative expense. In February 2011, the former CEO resigned. On July 25, 2011, the Company signed a settlement agreement with the former CEO under which 483,333 shares out of the above grant became fully vested and exercisable through April 30, 2012. An additional $30 was written as compensation in general and administrative expense.

In April 2012, the former CEO exercised the option to 483,333 shares of Common Stock for an exercise price of $32.

On June 29, 2009, the Company granted to its former Chief Financial Officer an option to purchase 200,000 shares of Common Stock at an exercise price of $0.067 per share. The option vested with respect to 1/3 of the shares subject to the option. In connection with the former Chief Financial Officer’s resignation, 2/3 of the above shares were cancelled and the remaining 66,667 were exercised for $4.

On April 13, 2010, the Company, Abraham Israeli and Hadasit Medical Research Services and Development Ltd. (“Hadasit”) entered into an Agreement (the “Agreement”) pursuant to which Prof. Israeli agreed, during the term of the Agreement, to serve as (i) the Company’s Clinical Trials Advisor and (ii) a member of the Company’s Board of Directors.

In consideration of the services to be provided by Prof. Israeli to the Company under the Agreement, the Company agreed to grant equity annually during the term of the Agreement for the purchase of its Common Stock, as follows:

⋅      An option for the purchase of 166,666 shares of Common Stock at an exercise price equal to $0.00005 per share to Prof. Israeli; and

⋅      A warrant for the purchase of 33,334 shares of Common Stock at an exercise price equal to $0.00005 per share to Hadasit,

25

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

2.       Share-based compensation to employees and to directors: (Cont.)

                    (a)     Options to employees and directors: (Cont.)

Such options and warrants will vest and become exercisable in twelve (12) consecutive equal monthly amounts.

Accordingly, the Company granted to Prof. Israeli in each of April 2010, June 2011, April 2012 and April 2013, an option to purchase 166,666 shares of Common Stock at an exercise price equal to $0.00005 per share. The aggregated compensation related to such warrants recorded as of December 31, 2012 is $126 was classified as general and administrative expense.

In addition, the Company granted Hadasit, in each of April 2010, June 2011, April 2012 and April 2013, a warrant to purchase 33,334 shares of Common Stock at an exercise price equal to $0.00005 per share. The aggregated compensation related to the options recorded as of December 31, 2012 is $24 was classified as research and development expense.

On December 16, 2010, the Company granted to two of its directors an option to purchase 400,000 shares of Common Stock at an exercise price of $0.15 per share. The options are fully vested and are exercisable for a period of 10 years. The compensation related to the option, in the amount of $78, was recorded as general and administrative expense.

On December 16, 2010, the Company approved the grant to its three Scientific Board members 300,000 shares of Common Stock of the Company. The compensation related to the option, in the amount of $60, was recorded as research and development expense.

In January 2011, the Company granted to its former CEO, an option to purchase 450,000 shares of Common Stock of the Company at $0.20 per share. The total compensation related to the option is $177, which is amortized over the vesting period as general and administrative expense.

On June 27, 2011, the Company granted to three of its directors options to purchase an aggregate of 634,999 shares of Common Stock of the Company at $0.15 per share. The total compensation related to the option was $287, which is amortized over the vesting period as general and administrative expense.

On August 10, 2011, the Company granted to its CEO, an option to purchase 70,000 shares of Common Stock of the Company at $0.20 per share. The total compensation related to the option was $26, which was amortized as general and administrative expense.

On August 1, 2012, the Company granted to three of its directors options to purchase an aggregate of 460,000 shares of Common Stock of the Company at $0.15 per share. The total compensation related to the option was $105, which is amortized over the vesting period as general and administrative expense.

On August 1, 2012, the Company granted to its former CEO, an option to purchase 70,000 shares of Common Stock of the Company at $0.26 per share. The total compensation expense related to the option was $16, which was amortized as general and administrative expense.

26

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

2.       Share-based compensation to employees and to directors: (Cont.)

(a)     Options to employees and directors: (Cont.)

On January 24, 2013, the Company granted its former Chief Executive Officer an option to purchase 4,000,000 shares of Common Stock at an exercise price of $0.29 per share. The option will vest 33% of the shares subject thereto on the first anniversary of the date of grant and the remainder shall vest over 36 consecutive months. On July 28, 2013, the former CEO informed the Company of his resignation from his position with the Company. In connection with the former CEO’s resignation on July 28, 2013, the above options were cancelled and the total compensation expense related to the option that was recorded as general and administrative expense was cancelled.

On April 19, 2013, the Company granted to three of its directors options to purchase an aggregate of 460,000 shares of Common Stock of the Company at $0.15 per share. The total compensation expense related to the option will be recorded as general and administrative expense.

A summary of the Company's option activity related to options to employees and directors, and related information is as follows:

	For the nine months ended
	September 30, 2013
		Weighted average	Aggregate
	Amount of	exercise	intrinsic
	options	price	value
		$	$

Outstanding at beginning of period	4,751,665	0.1803
Granted	4,626,666	0.2656
Exercised	-	-
Cancelled	(4,006,667)	0.2898

Outstanding at end of period	5,371,664	0.1721	96,166

Vested and expected-to-vest at end of period	4,943,609	0.1764	67,341

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the fair market value of the Company’s shares on September 30, 2013 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2013.

27

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6   -     STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

2.       Share-based compensation to employees and to directors: (Cont.)

(b)     Restricted shares to directors:

From May 2006 through April 2007, the Company issued to its directors 400,000 restricted shares of Common Stock (100,000 each). The restrictions on the shares have fully lapsed. The compensation related to the stocks issued amounted to $198, which was amortized over the vesting period as general and administrative expenses. On August 27, 2008, the Company issued to its director 960,000 shares of Common Stock upon a cashless exercise by a shareholder of a warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $.01 per share that was acquired by the shareholder from Ramot. The shares were allocated to the director by the shareholder.

In May and June 2010, based on a board resolution dated June 29, 2009, the Company issued to three directors, three of its Scientific Advisory Board members and two of its Advisory Board members 800,000 restricted shares of Common Stock. The shares will vest in three annual and equal portions commencing with the grant date.

On December 16, 2010, the Company approved a grant to two of its directors 400,000 (total) shares of Common Stock. Related compensation in the amount of $80 was recorded as general and administrative costs in 2010. These shares were actually granted in June 2011, and an additional related compensation in the amount of $112 was recorded as general and administrative expense.

On June 27, 2011, the Company granted to two of its directors 476,666 (total) shares of Common Stock, which shares are fully vested as of March 31, 2013. Related compensation in the amount of $229 will be recorded as general and administrative expense.

On August 22, 2011, the Company entered into an agreement with Chen Schor (the “Executive Director Agreement”) pursuant to which the Company granted to Mr. Schor 923,374 shares of restricted Common Stock of the Company.  The shares will vest over 3 years - 1/3 upon each anniversary of the Grant Date. In addition, the Company will pay $15 per quarter to Mr. Schor for his services as an Executive Board Member.

In August 2011, the Company issued to three of its Scientific Advisory Board members and three of its Advisory Board members a total of 300,000 restricted shares of Common Stock. The shares will vest in equal monthly portions over the service period.

In November 2011, the Company issued to four of its Advisory Board members a total of 500,000 restricted shares of Common Stock. The shares will vest in equal monthly portions over the service period.

In addition, in November 2011, the Company issued to a former director 250,000 shares of Common Stock. Related compensation in the amount of $70 was recorded as general and administrative expense.

28

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

2.       Share-based compensation to employees and to directors: (Cont.)

(a)     Restricted shares to directors: (Cont.)

In August 2012, the Company issued to two directors, four of its Scientific Advisory Board members and three of its Advisory Board members a total of 885,000 restricted shares of Common Stock. The shares will vest in 12 equal monthly portions over the service period. Related compensation in the amount of $198 will be recorded as general and administrative expense.

On April 19, 2013, the Company issued to two of its directors and four of its Advisory Board members a total of 760,000 restricted shares of Common Stock. The shares will vest in 12 equal monthly portions until fully vested on the anniversary of grant. Related compensation expense in the amount of $175 will be recorded as general and administrative expense.

3.       Shares and warrants to investors and service providers:

The Company accounts for shares and warrant grants issued to non-employees using the guidance of ASC 505-50, "Equity-Based Payments to Non-Employees" (EITTF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services"), whereby the fair value of such option and warrant grants is determined using a Black-Scholes options pricing model at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

a)         Warrants to investors and service providers and investors:

	Number of
	warrants				Exercise	Warrants	Exercisable
Issuance date	issued	Exercised	Forfeited	Outstanding	Price $	exercisable	through

November-December 2004	14,600,845	14,396,010	204,835	-	0.00005 - 0.01	-	-
February-December 2005	3,058,471	173,000	2,548,308	337,163	0.15 - 2.5	337,163	Jun - Dec 2015
February-December 2006	1,686,355	727,696	478,659	480,000	0.005 – 1.5	480,000	Feb - May 2016
March 2007	14,803,300		1,003,300	13,800,000	0.15 - 0.47	13,800,000	May 2015 – Oct 2017
April 2008	9,175,000			9,175,000	0.15 - 0.29	9,175,000	May 2015 – Sep 2018
Apr-Oct 2009	4,937,500	100,000		4,837,500	0.067 – 0.29	4,837,500	May 2015 – Oct 2019
January 2010	1,250,000		1,250,000	-	0.5	-	-
February 2010	125,000	125,000		-	0.01	-	-
February 2010	3,000,000		3,000,000	-	0.5	-	-
February 2010	1,500,000			1,500,000	0.001	1,000,000	Feb 2020
April 2010	33,334			33,334	0.00005	33,334	Apr 2020
January 2011	4,537,500			4,537,500	0.29	4,537,500	May 2015
February 2011	641,026		641,026	-	0.39	-	-
February 2011	6,407,500	946,834	5,460,666	-	0.28	-	-
February 2011	12,815,000		12,815,000	-	0.5	-	-
April 2011	33,334			33,334	0.01	33,334	Apr 2021
April 2012	33,334			33,334	0.01	33,334	Apr 2022
July 2012	493,966			493,966	0.348	493,966	Jul 2014
July 2012	232,758			232,758	0.29	232,758	Jan 2015
July 2012	14,864,228			14,864,228	0.29	14,864,228	Jan 2015
Feb 2013	833,334			833,334	0.5	833,334	Oct 2015
April 2013	33,334			33,334	0.00005	13,889	April 2023
August 2013	17,647,058			17,647,058	0.25	17,647,058	August 2016
	112,742,177	16,468,540	27,401,794	68,871,843		68,352,398

29

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

3.       Shares and warrants to service providers: (Cont.)

          (a)      Warrants to investors and service providers and investors:

The fair value for the warrants to service providers was estimated on the measurement date determined using a Black-Scholes option pricing model, with the following weighted-average assumptions for the year ended December 31, 2010; weighted average volatility of 140%, risk free interest rates of 2.39%-3.14%, dividend yields of 0% and a weighted average life of the options of 5-5.5 and 1-9 years. There were no grants to service providers during 2012 and 2013 using Black-Scholes calculation.

(b)       Shares:

On June 1 and June 4, 2004, the Company issued 40,000 and 150,000 shares of Common Stock for 12 months of filing services and legal and due-diligence services, respectively, with respect to a private placement. Compensation expense related to filing services, totaling $26, was amortized over a 12-month period. Compensation related to legal services, totaling $105 was recorded as equity issuance cost and had no effect on the statement of operations.

On February 10, 2005, the Company signed an agreement with one of its service providers under which the Company issued to the service provider 100,000 restricted shares at a purchase price of $0.00005 par value under the U.S. Stock Option and Incentive Plan of the Company. All restrictions on these shares have lapsed.

In March and in April 2005, the Company signed an agreement with four members of its Scientific Advisory Board under which the Company issued to the members of the Scientific Advisory Board 400,000 restricted shares at a purchase price of $0.00005 par value under the U.S. Stock Option and Incentive Plan (100,000 each). All restrictions on these shares have lapsed.

Between the years 2004 through 2009, the Company issued to several services providers, in separate transactions, 3,045,508 shares of Common Stock in total. The total related compensation, in the amount of $758, was recorded as general and administrative expense.

On March 5, 2007, the Company issued a $150 Convertible Promissory Note to a third party. Interest on the note accrued at the rate of 8% per annum for the first year and 10% per annum after the first year. On January 27, 2010, the third party converted the entire accrued principle and interest outstanding under the note, amounting to $189, into 1,016,109 shares of Common Stock.

On October 29, 2007, the Company issued to a Scientific Advisory Board member 80,000 shares of the Company’s Common Stock for scientific services. Compensation of $67 was recorded as research and development expense.

On May 20, 2008, the Company issued to its finance advisor 90,000 shares of the Company's common stock. The shares are for $35 payable to the finance advisor for introduction fee of past convertible loans. Related compensation in the amount of $36 is recorded as finance expenses.

30

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

3.       Shares and warrants to service providers: (Cont.)

(b)      Shares: (Cont.)

On April 5, 2009, the Company issued to its Chief Technology Advisor 1,800,000 shares of Common Stock. The shares are for $180 payable to the advisor. Related compensation in the amount of $144 was recorded as research and development expense.

On October 1, 2009, the Company issued to its service provider 150,000 shares of the Company's Common Stock. The shares are for financial and investor relation services done by the provider. Related compensation in the amount of $51 is recorded as general and administrative expense.

On October 2, 2009, the Company issued to its service provider 1,250,000 shares of the Company's Common Stock. The shares are for investor and public relation services. Related compensation in the amount of $400 was recorded as general and administrative expense.

On December 30, 2009, the Company issued to Ramot 1,120,000 shares of the Company's Common Stock (See Note 4).

On December 13, 2009, the Company issued a $135 Convertible Promissory Note to it legal advisor for $217 in legal fees accrued through October 31, 2009. Interest on the note accrued at the rate of 4%.

On January 5, 2010, the Company issued to its public relations advisor 50,000 shares of the Company's Common Stock for six months service. The issuance of the shares is part of the agreement with the public relations advisor that entitles it to a monthly grant of 8,333 shares of the Company's Common Stock. Related compensation in the amount of $12 was recorded as general and administrative expense.

On January 6, 2010, the Company issued to its service provider 60,000 shares of the Company's Common Stock. The shares are for $15 payable to the service provider for insurance and risk management consulting and agency services for three years. Related compensation in the amount of $16 was recorded as general and administrative expense.

On February 19, 2010, the Company's legal advisor converted the entire accrued principal and interest amount outstanding under the note into 402,385 shares of Common Stock.

On April 6, 2010, Prof. Melamed fully exercised his warrant to purchase 1,097,215 shares of the Company’s Common Stock. The warrant was issued to him pursuant to the agreement with the Consultants effective as of November 4, 2004 (See Note 5a).

In May 2010, based on a board resolution dated June 29, 2009, the Company issued to one of its public relations advisors 100,000 restricted shares of Common Stock. The shares will vest in three annual and equal portions commencing with the grant date.

31

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

3.       Shares and warrants to service providers: (Cont.)

(b)      Shares: (Cont.)

On December 16, 2010, the Company granted to its service provider 200,000 shares of the Company's Common Stock. The shares are for investor and public relations services. Related compensation in the amount of $40 was recorded as general and administrative expense.

On December 16, 2010, the Company granted to its two consultants 1,100,000 shares of the Company's Common Stock (See Note 5B).

On February 18, 2011, the Company's legal advisor converted the entire accrued principal and interest of the Convertible Promissory Note granted on September 15, 2010, totaling $137, into 445,617 shares of Common Stock.

On June 27, 2011, the Company granted to its legal advisor 180,000 shares of Common Stock for 2011 legal services. Related compensation in the amount of $86 was recorded as general and administrative expense.

On June 27, 2011, the Company granted to its consultant 400,000 shares of the Company's Common Stock, for services rendered through December 31, 2009.

Related compensation in the amount of $192 was recorded as research and development expense.

On June 27, 2011, the Company granted to a service provider 10,870 shares of the Company's Common Stock. Related compensation in the amount of $5 was recorded as general and administrative expense.

On December 31, 2011, the Company issued to Hadasit warrants to purchase up to 1,500,000 restricted shares of the Company's Common Stock at an exercise price of $0.001 per share, exercisable for a period of 5 years.  The warrants shall vest over the course of the trials as follows: 500,000 upon enrollment of 1/3 of the patients; an additional 500,000 upon enrollment of all the patients and the final 500,000 upon completion of the study.

On January 16, 2013, the Company granted an aggregate of 216,000 shares of Common Stock of the Company to two consultants, for services rendered through December 31, 2012. Related compensation expense in the amount of $54 was recorded as research and development expense.

On February 4, 2013, the Company issued 126,111 shares of Common Stock to an investor, according to a settlement agreement, for the correction of the conversion rate of a $200 convertible loan. The convertible loan was issued in 2006 and converted in 2010.

On March 11, 2013, the Company granted to its legal advisor 193,696 shares of Common Stock for 2013 legal services. As of June 30, 2013, related compensation expense in the amount of $22 was recorded as general and administrative expense.

32

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY
(A development stage company)
U.S. dollars in thousands
(Except share data)
Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.      Issuance of shares, warrants and options: (Cont.)

3.       Shares and warrants to service providers: (Cont.)

         (b)     Shares: (Cont.)

On March 11, 2013, the Company granted to two of its service providers an aggregate of 400,000 shares of the Company's Common Stock. The shares are public relations services. As of September 30, 2013, related compensation expense in the amount of $92 was recorded as general and administrative expense.

The total stock-based compensation expense, related to shares, options and warrants granted to employees, directors and service providers, was comprised, at each period, as follows:

					Period from
					September 22,
					2000 (inception
	Nine months ended		Three months ended		date) through
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013
	Unaudited		Unaudited		Unaudited

Research and development	101	44	7	19	17,867
General and administrative	521	441	(71)	145	11,179
Financial expenses, net	-	-	-	-	248
Total stock-based compensation expense	622	485	(64)	164	29,294

33

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This quarterly report contains numerous statements, descriptions, forecasts and projections, regarding Brainstorm Cell Therapeutics Inc. and its potential future business operations and performance. These statements, descriptions, forecasts and projections constitute "forward-looking statements," and as such involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance and achievements to be materially different from any results, levels of activity, performance and achievements expressed or implied by any such "forward-looking statements." Some of these are described under "Risk Factors" in this report and in our annual report on Form 10-K for the fiscal year ended December 31, 2012 as updated by our quarterly report on form 10-Q for the fiscal quarter ended June 30, 2013. In some cases you can identify such "forward-looking statements" by the use of words like "may," "will," "should," "could," "expects," "hopes," "anticipates," "believes," "intends," "plans," "estimates," "predicts," "likely," "potential," or "continue" or the negative of any of these terms or similar words. These "forward-looking statements" are based on certain assumptions that we have made as of the date hereof. To the extent these assumptions are not valid, the associated "forward-looking statements" and projections will not be correct. Although we believe that the expectations reflected in these "forward-looking statements" are reasonable, we cannot guarantee any future results, levels of activity, performance or achievements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do and we undertake no obligation to do so. We caution investors that our business and financial performance are subject to substantial risks and uncertainties. In evaluating our business, prospective investors should carefully consider the information set forth under the caption "Risk Factors" in addition to the other information set forth herein and elsewhere in our other public filings with the Securities and Exchange Commission.

Company Overview

We are a biotechnology company developing novel adult stem cell therapies for debilitating neurodegenerative disorders such as Amyotrophic Lateral Sclerosis (ALS, also known as Lou Gehrig's disease), Multiple Sclerosis (MS), and Parkinson’s disease (PD). These diseases have limited treatment options and as such represent unmet medical needs.

We believe that NurOwn, our proprietary process for the propagation of Mesenchymal Stem Cells (MSC) and their differentiation into NeuroTrophic factor-(NTF) secreting cells (MSC-NTF), and their transplantation at, or near, the site of damage, offers the hope of more effectively treating neurodegenerative diseases.

Our approach is considered safe based on our use of autologous cells, which are free of the risk of rejection and tumor formation. It is also free of the controversy associated with the use of embryonic stem cells in some countries.

Our core technology was developed in collaboration with prominent neurologist Prof. Eldad Melamed, former head of Neurology of the Rabin Medical Center and member of the Scientific Committee of the Michael J. Fox Foundation for Parkinson's Research, and expert cell biologist Prof. Daniel Offen of the Felsenstein Medical Research Center of Tel Aviv University.

Our wholly-owned Israeli subsidiary, Brainstorm Cell Therapeutics Ltd. (the "Israeli Subsidiary"), holds rights to commercialize the technology, through a licensing agreement with Ramot at Tel Aviv University Ltd. ("Ramot"), the technology licensing company of Tel Aviv University, Israel.

34

On February 8, 2010, our Israeli Subsidiary entered into an agreement with Hadasit Medical Research Services and Development Ltd., a subsidiary of the Hadassah Medical Organization ("Hadassah"), pursuant to which Hadassah provides the Israeli Subsidiary with lab services.

On February 17, 2010, our Israeli Subsidiary entered into an agreement with Hadassah and Professor Dimitrios Karussis (the "Clinical Trial Agreement"). Under the Clinical Trial Agreement, Hadassah and our personnel agreed to conduct a clinical trial to evaluate the safety and tolerability of our NurOwn cells in patients with ALS, in accordance with a protocol developed jointly by us and Professor Karussis.

In February 2011, the U.S. Food and Drug Administration (FDA) granted Orphan Drug designation to NurOwn for the treatment of ALS.

In June 2011, we initiated a Phase I/II clinical trial for the treatment of ALS with NurOwn at the Hadassah University Medical Center in Jerusalem ("HUMC"), after receiving approval from the Israeli Ministry of Health (MoH).

In July 2011, we entered into a Memorandum of Understanding with Massachusetts General Hospital (MGH) and the University of Massachusetts Medical School ("UMass") in anticipation of applying for FDA approval to begin ALS human clinical trials in the United States. This memorandum of understanding expired on July 7, 2012. Pending submission of an Investigational New Drug ("IND") application to the FDA and subsequent approval, we are planning to enter into an agreement with these institutions in order to launch a Phase II clinical trial in late 2013, which we expect to complete during the first half of 2015.

In July 2012, together with Professor Karussis, we submitted an interim safety evaluation report to the Israeli MoH for the first 12 of 24 patients in the Phase I/II clinical trial. The report confirmed that our NurOwn therapy is safe, did not cause any adverse side effects, and some of the patients showed promising indications of clinical improvement.

In January 2013, the Israeli MoH approved acceleration to a Phase IIa combined treatment, dose-escalating trial, which we are currently conducting at HUMC. In this safety and preliminary efficacy trial, 12 early-stage ALS patients will receive both intramuscular and intrathecal injections of NurOwn cells in three cohorts with increasing doses. The patients will be followed for six months after transplantation.

In January 2013, we also announced that we had successfully completed a 12-week repeat dose toxicity study with our NurOwn cells in mice. These repeat doses were prepared from frozen cells, using a proprietary method developed by the Company. We believe that our cryopreservation, or freezing, method will enable long-term storage, and production of repeat patient doses of NurOwn without the need for additional bone marrow aspirations. We believe that the positive data from the toxicity study in mice will support our efforts to obtain approval for a future repeat dose clinical study in ALS patients. The study was conducted at Harlan Israel’s laboratories, according to Good Laboratory Practice (GLP) standards of the FDA. The study protocol was approved by Israel’s National Council for Animal Experimentation.

On February 21, 2013, Brainstorm Cell Therapeutics UK Ltd., a wholly-owned U.K. subsidiary of the Israeli Subsidiary (the "UK Subsidiary"), filed a request for Orphan Medicinal Product Designation by the European Medicine Agency (EMA) for our autologous bone marrow-derived mesenchymal stem cells secreting neurotropic factors.

In March 2013, principal investigator Professor Dimitrios Karussis of Hadassah presented some of the final data from the Phase I/II trial at the American Academy of Neurology Annual Meeting. The trial results analyzed to date confirmed the safety of the NurOwn treatment and also demonstrated initial signs of possible efficacy. There was a slower decline in overall clinical and respiratory function, as measured by the ALS Functional Rating Score (ALSFRS-R) and Forced Vital Capacity (FVC) score respectively, in the six patients that received an intrathecal injection of the cells, in the six months following treatment as compared to the three months preceding treatment.

35

On March 14, 2013, we entered into a Memorandum of Understanding with the Mayo Clinic in Rochester, Minnesota, to participate as an additional clinical site in the Phase II ALS clinical trial planned for the first quarter of 2014. The team there will be led by Professor Anthony J. Windebank, Head of the Regenerative Neurobiology Laboratory in the Department of Neurology. This Memorandum of Understanding is due to expire on March 14, 2014.

On April 3, 2013, we entered into a manufacturing agreement with Dana-Farber Cancer Institute (Dana-Farber) under which Dana-Farber’s Connell and O'Reilly Cell Manipulation Core Facility will produce NurOwn in its cGMP-compliant clean rooms for the MGH and UMass clinical sites during our upcoming Phase II ALS clinical trial in the United States.

In June 2013, we entered into a Memorandum of Understanding (MOU) with PRC Clinical, a Contract Research Organization (CRO) based in the San Francisco Bay Area, in anticipation of our planned Phase II multi-center ALS clinical trial in the United States.

On July 17, 2013, we received Orphan Medicinal Product Designation for our NurOwn for the treatment of ALS from the European Commission.

On August 1, 2013 we announced that we submitted a favorable safety report to the hospital Helsinki Committee (IRB) for the second group of patients in our ongoing Phase IIa ALS clinical trial at the Hadassah Medical Center in Jerusalem, Israel. We announced that the treatment was well tolerated and no serious adverse events were observed.

On September 27, 2013 we announced that we had completed treatment of the 12 patients in our ALS Phase IIa NurOwn dose-escalating clinical trial. The complete and final statistical analysis of the data is expected to be available after 6 months of follow up with the patients. We have been informed that one patient in the study expired due to a medical condition unrelated to the Clinical Trial. We also announced that for logistical reasons, our upcoming multi-center Phase II clinical trial in the US is expected to begin, subject to FDA approval, in the first quarter of 2014, instead of late 2013 as we reported previously.

Our Proprietary Technology

Our NurOwn technology is based on a novel differentiation protocol that differentiates the bone marrow-derived mesenchymal stem cells into neuron-supporting cells, MSC-NTF cells, capable of releasing several neurotrophic factors, including Glial-derived neurotrophic factor (GDNF) and Brain-derived neurotrophic factor (BDNF), both of which are critical for the growth, survival, and differentiation of developing neurons.

Our approach to treatment of neurodegenerative diseases with autologous adult stem cells includes a multi-step process beginning with harvesting of undifferentiated stem cells from the patient's own bone marrow, and concluding with transplantation of differentiated, neurotrophic factor-secreting mesenchymal stem cells (MSC-NTF) into the same patient – intrathecally and/or intramuscularly. Intrathecal (injection into the cerebrospinal fluid) transplantation consists of injection with a standard lumbar puncture; there is no need for a laminectomy - an invasive, orthopedic spine operation to remove a portion of the vertebral bone, as required by other technologies. Intramuscular (injection directly into muscle) transplantation is performed via a standard injection procedure as well.

Our proprietary, optimized processes for induction of differentiation of human bone marrow derived mesenchymal stem cells into differentiated cells that produce NTF (MSC-NTF) are conducted in full compliance with current Good Manufacturing Practices (cGMP).

Our proprietary technology is licensed to and developed by our Israeli Subsidiary.

The NurOwn Transplantation Process

•	Bone marrow aspiration from patient;

36

•	Isolation and expansion of the mesenchymal stem cells;
•	Differentiation of the expanded stem cells into neurotrophic-factor secreting (MSC-NTF) cells; and
•	Autologous transplantation into the patient’s spinal cord or muscle tissue.

Differentiation before Transplantation

The ability to induce differentiation of autologous adult mesenchymal stem cells into MSC-NTF cells before transplantation is unique to NurOwn, making it the first-of-its-kind for treating neurodegenerative diseases.

The specialized cells secrete neurotrophic factors for:

•	Protection of existing motor neurons;
•	Promotion of motor neuron growth; and
•	Re-establishment of nerve-muscle interaction.

Autologous (Self-transplantation)

The NurOwn approach is autologous, or self-transplanted, using the patient’s own stem cells. In autologous transplantation there is no risk of rejection and no need for treatment with immunosuppressive agents, which can cause severe and/or long-term side effects. In addition, it is free of controversy associated with the use of embryonic stem cells in some countries.

Transplantation site and method

Clinical Indication I: ALS (current) – Based on the approval of the Israeli MoH, we are currently conducting a Phase IIa dose-escalating trial to evaluate safety and preliminary efficacy of NurOwn in ALS patients. Pending submission of an IND application to the FDA and subsequent approval, we are planning to launch a Phase II clinical trial in the USA, subject to FDA approval, in the first quarter of 2014, and we expect to complete the trial during the first half of 2015. If this trial is successful, we intend to conduct further Phase II and Phase III clinical trials of NurOwn.

Clinical Indication II: MS (future) – Based on positive proof-of-concept results obtained at Tel Aviv University with MSC-NTF cells for MS, we are currently conducting pre-clinical studies for this disease.

Proposed Reverse Stock Split

On February 28, 2013, our Board of Directors approved, subject to stockholder approval, a resolution authorizing our Board of Directors to effect a reverse stock split of our common stock by a ratio of between 1-for-10 and 1-for-20, inclusive, with our Board of Directors retaining the discretion as to whether to implement the reverse stock split and which exchange ratio to implement. On April 18, 2013, our stockholders approved this resolution. In connection with our August 16, 2013 offering pursuant to the Company’s registration statement on Form S-1 (File No. 333-186516) (the "Offering"), we have agreed that for a period of 90 days from the date of the Underwriting Agreement executed in connection with the Offering, we will not effect or make any public announcement that we intend to effect any reverse split, combination or other recapitalization of our Common Stock which would reduce the outstanding shares of Common Stock without the prior written consent of the Underwriters in the Offering.

Principal Executive Officer

On July 28, 2013, Alon Natanson, Chief Executive Officer of the Company, informed us of his resignation from his position with the Company effective 90 days after the notice. Mr. Natanson continued to hold the title of Chief Executive Officer of the Company until October 28, 2013, the end of the 90 day notice period required by Mr. Natanson’s employment agreement. The Company is currently searching for a permanent Chief Executive Officer to replace Mr. Natanson.

37

On August 1, 2013, the Company appointed Chaim Lebovits, the President of the Company, as its principal executive officer, and to assume the duties and responsibilities of the Chief Executive Officer on an interim basis while we search for a new Chief Executive Officer.

Underwritten Public Offering

On August 16, 2013, the Company closed a public offering of an aggregate of 23,529,411 units at a public offering price of $0.17 per unit, with each unit consisting of one share of our common stock, par value $0.00005 per share ("Common Stock"), and 0.75 of a warrant to purchase one share of our Common Stock at an exercise price of $0.25 per whole share of Common Stock (the "Warrants"). The Warrants are immediately exercisable and will expire three years from the issuance date. No units were issued, however, and purchasers received only shares of Common Stock and Warrants. The Common Stock and the Warrants may be transferred separately immediately upon issuances. We do not intend to list the Warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the Warrants. The total expenses of this Offering were approximately $220,000. We have also reimbursed the underwriters for certain expenses. The net proceeds to the Company were approximately $3.5 million, assuming no exercise of the Warrants and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us associated with the Offering.

The Warrants issued in the Offering are exercisable beginning on August 16, 2013 and will expire August 16, 2016. The exercise price of the Warrants is $0.25 per whole share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants. The Warrants also include, subject to certain exceptions, full ratchet anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, which would result in an adjustment to the exercise price of the Warrants. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants.

The Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-186516), which was initially filed with the Securities and Exchange Commission (the "Commission") on February 8, 2013, subsequently amended and declared effective by the Commission on August 12, 2013.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 605 Third Avenue, 34th Floor, New York, New York 10158, and our telephone number is (646) 666-3188. We maintain an Internet website at http://www.brainstorm-cell.com. The information on our website is not incorporated into this report.

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Results of Operations

The Company has been a development stage company since its inception. For the period from inception (September 22, 2000) until September 30, 2013, the Company has not earned any revenues from operations. The Company does not expect to earn revenues from operations until 2017. In addition, the Company has incurred operating costs and other expenses of approximately $ 1,076,000 during the three months ended September 30, 2013, and approximately $ 48,582,000 for the period from inception (September 22, 2000) until September 30, 2013. Operating expenses incurred since inception were approximately $ 20,325,000 for general and administrative expenses and $ 28,257,000 for research and development costs.

Research and Development, net:

Research and development expenses, net for the three months ended September 30, 2013 and 2012 were $ 804,000 and $ 732,000, respectively. In addition, the Company’s grant from The Office of the Chief Scientist increased by $ 26,000 to $ 70,000 for the three months ended September 30, 2013 from $ 44,000 for the three months ended September 30, 2012.

The increase in research and development expenses for the three months ended September 30, 2013 is primarily due to: (i) an increase of $ 128,000 in costs associated with the clinical trials mainly in the US, for an aggregate amount of $ 482,000 for the three months ended September 30, 2013, compared to $ 354,000 for the three months ended September 30, 2012; (ii) an increase of $ 95,000 in payroll costs due to recruitment of additional employees to conduct the clinical trials. This increase was partially offset by (i) an increase of $ 26,000 in CSO grants from $ 44,000 in the three months ended September 30, 2012 to $ 70,000 in the three months ended September 30, 2013; (ii) by a decrease of $ 125,000 for consulting fees, rent, travel, stock-based compensation and other expenses.

General and Administrative:

General and administrative expenses for the three months ended September 30, 2013 and 2012 were $ 272,000 and $ 440,000, respectively. The decrease in general and administrative expenses for the three month period ended September 30, 2013 from the three month period ended September 30, 2012 is primarily due to (i) decrease of $ 216,000 in stock-based compensation expenses, from $ 145,000 in the three months ended September 30, 2012 to $ (71,000) in the three months ended September 30, 2013; (ii) decrease of $ 18,000 in payroll and public relations expenses, from $ 189,000 in the three months ended September 30, 2012 to $ 171,000 in the three months ended September 30, 2013. This decrease was partially offset by an increase of $ 66,000 in consulting fees, travel, rent and other costs from $ 105,000 in the three months ended September 30, 2012 to $ 171,000 in the three months ended September 30, 2013.

Financial Expenses:

Financial expense for the three months ended September 30, 2013 was $ 5,000, compared to a financial income of $ 22,000 for the three months ended September 30, 2012.

The financial expense for the three months ended September 30, 2013 is mainly due to conversion exchange rates and bank charges that were offset by an interest receivable from a bank deposit (no such income was received in the three months ended September 30, 2012).

Net Loss:

Net loss for the three months ended on September 30, 2013 was $ 1,082,000, as compared to a net loss of $ 1,150,000 for the three months ended September 30, 2012. Net loss per share for the three months ended September 30, 2013 and September 30, 2012 was $ 0.01.

The weighted average number of shares of Common Stock used in computing basic and diluted net loss per share for the three months ended September 30, 2013 was 164,223,127, compared to 145,407,840 for the three months ended September 30, 2012.

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The increase in the weighted average number of shares of Common Stock used in computing basic and diluted net loss per share for the three months ended September 30, 2013 was due to (i) the issuance of shares of Common Stock in a public offering in August 2013, (ii) the exercise of options and warrants, and (iii) the issuance of shares to service providers and private investors.

Liquidity and Capital Resources

The Company has financed its operations since inception primarily through public and private sales of its Common Stock and warrants and the issuance of convertible promissory notes. At September 30, 2013, the Company had $5,672,000 in total current assets and $1,386,000 in total current liabilities.

Net cash used in operating activities was $ 713,000 for the three months ended September 30, 2013. Cash used for operating activities was primarily attributed to cost of clinical trials, rent of clean rooms and materials for clinical trials, payroll costs, rent, outside legal fee expenses and public relations expenses.

Net cash used in investing activities was $ 3,039,000 for the three months ended September 30, 2013.

Net cash provided by financing activities was $3,326,000 for the three months ended September 30, 2013.

On July 17, 2012, the Company raised approximately $5.7 million through a public offering (the "2012 Public Offering") of its Common Stock. The Company issued a total of 19,818,972 shares of its Common Stock at $0.29 per share and warrants to purchase 0.75 shares of Common Stock for every share purchased in the 2012 Public Offering, at an exercise price of $0.29 per share. The warrants are exercisable until the 30 month anniversary of the date of issuance. After deducting closing costs and fees, the Company received net proceeds of approximately $5 million.

On August 16, 2013, the Company raised approximately $4.0 million through a public offering (the "2013 Public Offering") of its Common Stock. The Company issued a total of 23,529,411 units at a public offering price of $0.17 per unit, with each unit consisting of one share of Common Stock, and 0.75 of a warrant to purchase one share of our Common Stock at an exercise price of $0.25 per whole share of Common Stock. The warrants are exercisable until the three year anniversary of the date of issuance. After deducting closing costs and fees, the Company received net proceeds of approximately $3.3 million.

The Company’s other material cash needs for the next 12 months will include payments of (i) initiation and on-going costs of the clinical trial in the US and Israel; (ii) employee salaries; (iii) patents; (iv) construction fees for facilities to be used in the Company’s research and development and (v) fees to Company consultants and legal advisors.

Company's operations are capital intensive and will require substantial capital raisings. If the Company is not able to raise substantial additional capital, it may not be able to continue to function as a going concern and may have to cease operations. Even if the Company obtains funding sufficient to fund its operations in the short term, it would still be required to raise a substantial amount of capital in the future in order to reach profitability and to complete the commercialization of the Company’s products. The Company’s ability to fund these future capital requirements will depend on many factors, including the following:

•	our ability to obtain funding from third parties, including any future collaborative partners;
•	the scope, rate of progress and cost of our clinical trials and other research and development programs;
•	the time and costs required to gain regulatory approvals;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
•	the costs of filing, prosecuting, defending and enforcing patents, patent applications, patent claims, trademarks and other intellectual property rights;

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•	the effect of competition and market developments; and
•	future pre-clinical and clinical trial results.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. We continually evaluate our judgments, estimates and assumptions. We base our estimates on the terms of underlying agreements, our expected course of development, historical experience and other factors we believe are reasonable based on the circumstances, the results of which form our management’s basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

There were no significant changes to our critical accounting policies during the quarter ended September 30, 2013. For information about critical accounting policies, see the discussion of critical accounting policies in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Subsequent Events

None

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

This information has been omitted as the Company qualifies as a smaller reporting company.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this quarterly report, we carried out an evaluation, under the supervision and with the participation of our Principal Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Based on this evaluation, our Principal Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective, as of the end of the period covered by this report, to ensure that information required to be disclosed by us in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that the information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Principal Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

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Changes In Internal Control Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended September 30, 2013 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II: OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in litigation relating to claims arising out of operations in the normal course of business, which we consider routine and incidental to our business. We currently are not a party to any material legal proceedings, the adverse outcome of which, in management’s opinion, would have a material adverse effect on our business, results of operation or financial condition.

Item 1A. Risk Factors.

There have not been any material changes from the risk factors previously disclosed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as updated by our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

The following Risk Factor has been restated from the Annual Report on Form 10-K, as updated by our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2013, to correctly indicate that the Offering was completed:

We need to raise additional capital. If we are unable to raise additional capital on favorable terms and in a timely manner, we will not be able to execute our business plan and we could be forced to restrict or cease our operations.

We will need to raise additional funds to meet our anticipated expenses so that we can execute our business plan. We expect to incur substantial and increasing net losses for the foreseeable future as we increase our spending to execute our development programs. Our auditors have expressed in their audit report that there is substantial doubt regarding our ability to continue as a going concern.

The amount of financing required will depend on many factors including our financial requirements to fund our research and clinical trials, and our ability to secure partnerships and achieve partnership milestones as well as to fund other working capital requirements. Our ability to access the capital markets or to enlist partners is mainly dependent on the progress of our research and development and regulatory approval of our products.

We expect that the net proceeds of the August 16, 2013 Offering will be insufficient to meet our obligations in the upcoming 12 months, as we commence and pursue clinical trials in the United States, and that additional capital will be required in order to finance the Company’s planned operations or the Company will reduce its costs, including curtailing its current plan to accelerate pursuit of U.S. clinical trials, in order to continue operating for the next 12 months.

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Assuming we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges (including registrations rights) senior to those of the rights of our common stock and our stockholders will experience additional dilution.

We are currently searching for a new Chief Executive Officer. If we were to unable to hire and retain an experienced and qualified CEO, we may experience difficulty executing our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. Alon Natanson, our Chief Executive Officer, has announced his resignation from the Company effective October 26, 2013. Chaim Lebovits, our President, has assumed the duties and responsibilities of the Chief Executive Officer on an interim basis while we search for a new Chief Executive Officer. Identifying and hiring an experienced and qualified Chief Executive Officer may be difficult for a small, development stage, biotech company such as ours. In particular, we expect that the CEO we hire will be critical to the overall management of the Company as well as the development of our technology, our culture and our strategic direction. If we are unable to hire and retain an experienced CEO or if we lose any other key members of our management or personnel we may not be able to execute our business strategy.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 5. Other Information.

During the quarter ended September 30, 2013, we made no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors, as described in our most recent proxy statement.

Item 6. Exhibits.

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

November 14, 2013	By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President (Principal Executive Officer)

November 14, 2013	By:	/s/ Liat Sossover
Name: Liat Sossover
Title: Chief Financial Officer (Principal
Financial Officer)

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EXHIBIT INDEX

Exhibit
Number	Description
31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

4.1	Form of Warrant, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed August 13, 2013 (File No. 000-54365).

10.1
Underwriting Agreement dated as of August 13, 2013 by and between Brainstorm Cell Therapeutics Inc., Roth Capital Partners, LLC and Maxim Group LLC, incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed August 13, 2013 (File No. 000-54365).

10.2
Amendment to Employment Agreement, dated September 5, 2011, by and between Brainstorm Cell Therapeutics Ltd. and Adrian Harel, incorporated by reference to Exhibit 10.39 of the amendment to the Company’s Registration Statement on Form S-1 filed on July 9, 2013 (File No. 333-186516).

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